Brinks Home Security Announces Management Changes

Dallas-Fort Worth, TX - February 27, 2020 - Monitronics International, Inc. and its subsidiaries (doing business as Brinks Home Security TM), (“Brinks Home Security” or the “Company”) (OTC: SCTY) today announced the following management changes:

Jeff Gardner to Step Down, Effective Immediately
Jeff Gardner, President and Chief Executive Officer, has stepped down from his position and from the Company’s Board of Directors effective immediately.
“On behalf of the Board, I want to thank Jeff for his many contributions to Brinks Home Security,” said Michael Kneeland, chair of the Company’s Board of Directors. “Under Jeff’s tenure, he spearheaded significant achievements across the organization, including our rebranding to Brinks Home Security, and building out our direct to consumer offering under that Brand. We appreciate all he has done for the Company and wish him well in the future. Looking ahead, we will continue to focus on executing against our strategic priorities and creating long-term value for our shareholders.”
“Brinks Home Security is an exceptional company and leading the team has been an honor,” said outgoing President and Chief Executive Officer, Jeff Gardner. “I am proud of what we have accomplished together and our deep commitment to serving our customers.”
William Niles Named Interim Chief Executive Officer of Brinks Home Security
Effective immediately, the Company’s Board of Directors has named William Niles, the Company’s Chief Transformation Officer and General Counsel, as interim Chief Executive Officer.
Mr. Niles comes to the role of interim CEO following a long relationship with the Company. Prior to joining Brinks Home Security in September 2019, Mr. Niles served as Chief Executive Officer of Ascent Capital Group, Inc., the parent corporation of Brinks Home Security. Since 2010 Mr. Niles has worked in the Home Security industry and brings with him a wealth of experience including expertise in the dealer and direct to consumer sales channels, capital markets, mergers and acquisitions and strategic partnerships. Mr. Niles was instrumental in establishing the Company’s strategic Brand relationship with Brinks Inc. and its commercial relationship with NEST.
The appointment of Mr. Niles is coupled with a comprehensive search to name a permanent CEO for Brinks Home Security, which is expected to commence shortly. Mr. Niles will remain in his role as interim CEO until the transition to a permanent CEO has been completed.
About Brinks Home Security
Brinks Home Security (OTC: SCTY) is one of the largest home security and alarm monitoring companies in the U.S. Headquartered in the Dallas-Fort Worth area, Brinks Home Security secures approximately 900,000 residential and commercial customers through highly responsive, simple security solutions backed by expertly trained professionals. The Company has the nation’s largest network of independent authorized dealers - providing products and support to customers in the U.S., Canada and Puerto Rico - as well as direct-to-consumer sales of DIY and professionally installed products.

Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com